FOR IMMEDIATE RELEASE

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Steve Forsyth (770) 632-8322	Qorvis Communications Karen Vahouny (703) 744-7809

WORLD AIR HOLDINGS APPOINTS JEFFREY MACKINNEY TO
BOARD OF DIRECTORS

Board Member John Ellington Retires

PEACHTREE CITY, Ga. (Aug. 9, 2005) – The Board of Directors of World Air Holdings, Inc., (NASDAQ:WLDA) appointed World Air Holdings President Jeffrey L. MacKinney as a director, following the retirement of John E. Ellington at the August meeting.

MacKinney was named president of World Air Holdings in April 2005. He previously served as chief operating officer of the company and World Airways. He joined World Airways in August 2003 as senior vice president of Planning and Corporate Development, after serving as president of his own aviation consulting firm. Prior to forming his own company in 2002, MacKinney was president and CEO of TransMeridian Airlines.

He joined TransMeridian in 1999 from AirTran Airways, where he held the position of senior vice president-Marketing & Planning. Prior to AirTran, he served as senior vice president-Planning & Business Development for a regional airline holding company. MacKinney held several leadership positions during nine years with American Airlines, most recently as managing vice president of AMR Consulting Group. Before joining American, he served as vice president-Marketing and Planning for Air Virginia. He began his career with TWA. MacKinney is a graduate of Purdue University and holds an MBA from the University of Dallas.

Ellington has been a director of the company since May 2003. Ellington served as president and chief operating officer of World Airways from June 2002 until his retirement in November 2003 and as chief operating officer from January 2002 until June 2002.

World Air Holdings has three wholly owned subsidiaries, World Airways, Inc., North American Airlines, Inc., and World Risk Solutions, Ltd. World Airways is a charter passenger and cargo airline founded in 1948, North American is a charter passenger airline founded in 1989, and World Risk Solutions is an insurance subsidiary established in 2004.

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